USE BLACK INK ONLY DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403,82.371, 66.221, 87A, 88.355 or 88A.260)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability

Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

PIRANHA INTERACTIVE PUBLISHING, INC.

2. The articles are: (mark only one box) [  ] Restated [X] Amended and Restated

Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

[  ] No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

[X] The entity name has been amended.

[  ] The registered agent has been changed, (attach Certificate of Acceptance from new registered agent)

[  ] The purpose of the entity has been amended.

[X] The authorized shares have been amended.

[  ] The directors, managers or general partners have been amended.

[  ] IRS tax language haa been added.

[X] Articles have been added.

[X] Articles have been deleted.

[X] Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

The name of the Corporation has been changed to “Piranha Ventures, Inc.,” the authorized capital has increased to 100,000,000, the 66 2/3 shareholder voting requirements and limitations on “business Combinations with ‘Interested Stockholders” have been removed all as stated on the attached Restated and Amended Articles of Incorporation incorporated herein by this reference.

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth In the statutes or amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Restated Articles
Revised: 3-30-08